UNITED STATES

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International Business Machines Corporation
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International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

April 2, 2009

Re: Stockholder Proposals

Dear IBM Stockholder:

By now you should have received IBM’s Annual Report for 2008 and the Proxy Statement for our 2009 Annual Meeting of Stockholders.  As noted in the Letter from the Chairman in the Annual Report, despite the disruption in the global economy, IBM achieved record revenue, record pre-tax earnings, record earnings per share and record free cash flow in 2008.  Enclosed is an insert that is included in the Annual Report, which illustrates how IBM generates higher value.

We are writing to ask for your support at our upcoming Annual Meeting by voting against proposals #4 (Cumulative Voting), #5 (Executive Compensation and Pension Income) and #6 (Advisory Vote on Executive Compensation) on your IBM proxy cards.  We believe that a vote against these proposals is in the best interests of our Company and its stockholders.  Following is a summary of our reasons for opposing these proposals —

Stockholder Proposal #4 — Cumulative Voting

•                  We oppose this proposal because we believe the best interests of our stockholders are fairly served through our existing voting provisions, which provide for one vote for each share of common stock.  In 2008, IBM moved from plurality to majority election of directors, which makes the call for cumulative voting wholly unnecessary.

Stockholder Proposal #5 — Executive Compensation and Pension Income

•                  We oppose this proposal because the issue is not whether pension activity generates income or cost in any given year.  Rather, the important point is that senior executives are responsible for total performance of the Company and are responsible for taking appropriate actions to adapt to the volatile pension environment.  Stockholders should expect the Company to continue to take appropriate actions to manage pension cost volatility as part of the Company’s overall financial performance, and the Company has done so as summarized in the Proxy Statement.

Stockholder Proposal #6 — Advisory Vote on Executive Compensation

•                  We oppose this proposal because we believe that our governance and executive compensation practices and policies, which emphasize performance and incentive pay, already demonstrate the Company’s accountability to stockholders. Further, the proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of your Board of Directors, who design and set senior executive compensation with full knowledge of the facts and circumstances surrounding each executive’s circumstances and performance.

Our statements in opposition to these proposals are attached.  We appreciate your time and consideration on these matters and ask for your support of the IBM recommendation of a vote against these proposals.  Please do not hesitate to call me at 914-499-6118 if you have questions or comments.

Sincerely,

/s/ Andrew Bonzani

Andrew Bonzani
Vice President & Corporate Secretary

GENERATING HIGHER VALUE AT IBM

Generating Higher Value at IBM

1. Several years ago, we saw change coming.

Value was shifting in the IT industry, driven by the rising tide of global integration, a new computing paradigm and new client needs. These shifts meant the world was becoming not just smaller and “flatter,” but also smarter.

Economies of developing nations were growing rapidly, driven by historic investments in fundamental business infrastructure. Enterprises were looking to tap skills and capabilities available all over the world and to integrate their operations globally.

A new computing architecture enabled pervasive instrumentation, unprecedented computing power and advanced analytics to transform oceans of data into insight and intelligence.

Companies were seeking to integrate advanced technology with their business processes and operations, not only to reduce costs, but to enable innovation and growth.

2. We remixed our businesses in order to move to the emerging higher-value spaces.

IBM has divested commoditizing businesses like personal computers and hard disk drives, and strengthened its position through strategic investments and acquisitions in higher-value segments like business intelligence and analytics, virtualization and green solutions.

From 2000 to 2008 we acquired more than 100 companies to complement and scale our portfolio of products and offerings. This has changed our business mix toward higher-value, more profitable segments of the industry.

SEGMENT PRE-TAX INCOME MIX

* Segment mix excludes Enterprise Investments and stock-based compensation.

3. We became a globally integrated enterprise in order to capture the best growth opportunities and improve IBM’s profitability.

IBM operates in more than 170 countries and enjoys an increasingly broad-based geographic reach. Our non-U.S. operations generated approximately 65 percent of IBM’s revenue in 2008. IBM’s Growth Markets unit, which was established in 2008, grew 10 percent last year, and made up 18 percent of our revenues. Revenue increased 18 percent (15 percent in local currency) in Brazil, Russia, India and China.

We are rebalancing our spending to areas of greatest opportunity. As we continue to drive significant productivity in Major Markets, we are increasing investment in Growth Markets, expanding our go-to-market capabilities and skills to capture the infrastructure build-out in these regions. We are leveraging our global reach and integrated model to drive higher profitability across the company.

GENERATING HIGHER VALUE AT IBM

4. As a result, IBM is a higher-performing enterprise today than it was a decade ago.

Our business model is more aligned with our clients’ needs and generates better financial results.

We have achieved record earnings per share ...

Diluted earnings per share in 2008 were $8.93, marking six consecutive years of double-digit growth. Pre-tax earnings from continuing operations were $16.7 billion, an increase of 15 percent.

... and record cash performance.

In 2008 our free cash flow, excluding the year-to-year change in Global Financing receivables, was $14.3 billion—an increase of $1.9 billion from 2007.

EARNINGS PER SHARE	FINANCIAL PERFORMANCE HISTORY
($ in billions)

* Excluding Global Financing receivables

5. We have therefore been able to invest in future sources of growth and provide record return to investors...

PRIMARY USES OF CASH FROM 2000 TO 2008

...while continuing to invest in R&D—more than $50 billion from 2000 to 2008.

6. This gives us confidence that we are entering the current economic environment from a position of strength...

In 2008 we made progress toward our 2010 objectives by growing earnings per share 24 percent. And with this strong 2008 performance, we are clearly ahead of pace on our roadmap to $10–$11 of earnings per share.

EARNINGS PER SHARE ROAD MAP

GENERATING HIGHER VALUE AT IBM

7. ...and that we will emerge from it even stronger, thanks to our long-term fundamentals and our agenda for a smarter planet.

All around the world, businesses, governments and institutions are investing to reduce costs, drive innovation and transform their infrastructure. The economic downturn has intensified this trend, as leaders seek not simply to repair what is broken, but to prepare for a 21st Century economy.

Many of their key priorities are in areas where IBM has leading solutions—such as smarter utility grids, traffic, healthcare, financial systems, telecommunications and cities. We are aggressively pursuing this transformational, global opportunity.

Smarter Traffic

Cities are struggling with traffic today—and it’s about to get much worse, as the planet urbanizes. By 2010, 59 metropolitan areas will have populations above 5 million. Smart traffic systems encompass tolling, embedded sensors and large-scale simulations to predict traffic flows. Stockholm has seen 20 percent less traffic, 12 percent lower emissions and 40,000 additional users of public transport a day.

Smarter Grids

With businesses and societies facing often-volatile energy supplies and costs, as well as growing environmental concerns, a smart grid can save electricity and money and protect the planet, by linking smart meters in the home with instrumented power lines and plants. And it even paves the way to integrate renewable sources like wind and solar. IBM today is leading seven of the world’s top ten automated meter management projects.

Smarter Healthcare

Our healthcare system isn’t a “system” at all. It can’t link from diagnosis, to drug discovery, to providers, insurers, employers and patients. But smart healthcare can lower costs, reduce errors and empower patients. One hospital is applying analytics to speed childhood cancer research and improve patient outcomes—while lowering the cost of data acquisition by 75 percent.

Smarter Food

In a world where 820 million people are undernourished, it is a tragedy that grocers and consumers throw away $48 billion worth of food each year in the U.S. alone. Inefficiencies and quality issues plague the global food supply chain. But with new technologies to trace food from the farm to the market shelf, and more intelligent solutions to track supply and demand, a healthier future is in store.

Smarter Money

The world’s financial institutions could spread risk. But the world’s financial infrastructure couldn’t manage risk, in a world where money moves with the speed of ones and zeroes. However, smart money systems are at hand. Intraday settlement risk for more than $2 trillion in daily currency exchange has been effectively eliminated. Smart systems can enable a safer and more transparent global economy.

Smarter Telecommunications

Two billion people will soon be online—along with a trillion intelligent phones, cameras, cars, appliances, packages, power lines, roadways and more. By 2012, video will account for nearly 90 percent of consumer IP traffic. To handle this vast data stream, we’ll need a smart global network. Fortunately, next-generation digital platforms are already enabling telecom providers to deliver new services, and helping billions of people join the global economy.

Smarter Oil

As we move toward a renewable energy future, we need smarter oil and gas fields today. We can only extract a third of the oil in an existing reserve—but that’s changing, thanks to 3-D models of reservoirs, to help decide where to drill; and sensors embedded across an entire field, to optimize well performance and protect the environment.

The selected references herein to the company’s financial results (i) excluding Enterprise Investments and stock-based compensation, (ii) at local (constant) currency, and (iii) excluding Global Financing receivables are, in each case, non-GAAP financial measures. These references are made to facilitate a comparative view of the company’s ongoing operational performance. Information about references to the company’s financial results excluding Enterprise Investments, stock-based compensation and Global Financing receivables is provided in the company’s Form 8-K submitted to the SEC on January 20, 2009 (Attachment II — Non-GAAP Supplementary Materials). Information about references to local currency is provided in the company’s 2008 Annual Report to Stockholders (Management Discussion — Year in Review) and in the company’s Form 10-K for 2008 (Part II, Item 7).

MARCH 2009

4. STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that will represent the interests of the Company’s stockholders as a whole rather than the interests of any particular group. The Board believes that the best interests of our stockholders are fairly served through our existing voting provisions. In 2008, the Company amended its by-laws to provide that the vote required in an uncontested election for a director at a stockholders meeting is a majority of the votes cast. This change ensures that the results of director elections reflect the will of a majority of the votes cast.

The cumulative voting proposal advanced by the proponent could lead to dysfunction on the Board by enabling stockholders representing a small percentage of our shares to elect a director to represent their own particular interests. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election, rather than the positions that are in the best interest of the Company and IBM stockholders as a whole. The Board believes that changing the current voting procedure is not advisable.

THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

5. STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION AND PENSION INCOME

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company strongly believes that compensation of its executives should be designed to link pay and sustained performance as reported to the stockholders in the Compensation Discussion and Analysis section of this Proxy Statement. To support this philosophy, the Executive Compensation and Management Resources Committee of the IBM Board of Directors (the “Committee”) and management have crafted the Company’s compensation programs so that a significant portion of executives’ total compensation varies year to year based on business results, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value. For example, for the named executive officers, the typical portion of total performance-based compensation was 88% in 2008.

With respect to the proponent’s contention regarding pension income, it is important to note that for 6 years, from 2002 through 2007, the Company’s pension plans had a negative year-to-year impact on the Company’s reported financial results. The amount of the Company’s annual pension costs fluctuate as a result of financial market performance affecting the assets and liabilities in the pension plan. For every year in which pension costs increased year-to-year, management needed to take actions to offset those rising pension costs by reducing costs from operations just to stay even with the preceding year. However, the issue is not whether pension generates income or cost in any given year. Rather, the issue is that senior executives are responsible for total performance of the Company and are responsible for taking appropriate actions to adapt to the volatile pension environment. For example, when retirement-related costs were forecast to increase $1 billion year-to-year in 2005, management implemented pension redesign actions to maintain IBM’s competitiveness and to reduce the earnings volatility caused by pensions long term. These actions saved approximately $500 million in 2006 and an estimated $3 billion over the first 5 years.

Stockholders should expect the Company to continue to take appropriate actions to manage pension cost volatility as part of the Company’s overall financial performance, and the Company has done so as summarized above.

THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

6. STOCKHOLDER PROPOSAL ON ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM has long demonstrated its commitment to sound principles of corporate governance, working to ensure that its practices protect and further the interests of its stockholders. As discussed in more detail below, the Board of Directors believes that adopting the proposed advisory vote policy on executive compensation is not warranted, as the Board already has governance and executive compensation practices and policies that demonstrate its accountability to stockholders.

•                  The Executive Compensation and Management Resources Committee (the “Committee”) is charged with the responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for the Company’s senior executives. In balancing these responsibilities, the Committee is duty-bound to act in the best interests of the Company and its stockholders, which duties are unique to directors and not shared by either the Company’s management or its stockholders.

•                  The proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of the independent Committee members. When setting executive compensation and designing executive compensation programs, the Committee considers a variety of public and confidential information, such as sensitive strategic and operational information and data unique to the particular individuals, including consideration of the ongoing efforts by competitors and others to recruit IBM executive talent. Because such confidential data is not available and cannot otherwise be disclosed to stockholders, any vote by stockholders would necessarily be based on incomplete information — and therefore it follows that no stockholder can reach an informed judgment on whether a particular type or amount of compensation, or compensation for a specific individual, is appropriate.

•                  Further, the mechanical and procedural requirements necessary for such an advisory vote to occur are ill-defined at best. Nowhere do the proponents define the scope of their intended vote and whether the vote extends to compensation programs, practices and philosophies or whether it is limited to specific pay amounts for specific individuals. Proponents are in essence asking the Company to try to implement a process without definition, without rigor and without any assurances as to its efficacy— this is blind risk- taking neither the Board nor management can recommend in the exercise of their fiduciary responsibilities. In such a process, the results of any stockholder vote will be ambiguous by definition, because the specific source of any stockholder dissatisfaction cannot be articulated through an “all or nothing” (i.e., “yes” or “no”) vote. Such a vote may reflect stockholder dissatisfaction with the compensation of one or more of the Named Executive Officers, with a certain type or amount of compensation, or with the compensation philosophy in total, or it may simply reflect some generalized dissatisfaction with the Board, with management or with the Company’s performance.

•                  Moreover, the potential use (or misuse) by certain persons, including proxy advisory groups, of these advisory votes introduces uncertainty and risk into the governance process. If past experience is any guide, we expect that such persons or groups will issue recommendations with respect to those votes, in an attempt to leverage concessions or changes in the Company’s practices, even those practices far removed from executive compensation. For example, after some period of time, significant ‘no’ advisory votes may well be translated into ‘vote no’ campaigns against directors, or translate into negative recommendations on other Board proposals. Given these profound uncertainties and risks, the Board simply has no confidence in how the entire advisory vote process will work.

•                  The Committee also has a demonstrated history of being responsive to concerns regarding executive pay, taking steps to emphasize performance and incentive pay, with 87% of annual senior executive compensation from sources that vary year to year based on business results. In addition, the Committee and the Board of Directors have taken a number of steps over time to enhance sound governance in its compensation practices and policies, including:

•                  Ending the accrual of benefits under the Supplemental Executive Retention Plan,

•                  Ceasing the payment of dividend equivalents on future Restricted Stock Unit awards,

•                  Implementing non-compete agreements for senior executives in exchange for compensation, and

•                  Adopting a policy to claw-back incentive payments made to any officer whose misconduct leads to a restatement of the Company’s financial results.

•                  The rigor of the Committee’s processes has also helped insulate the Company from challenges regarding its compensation practices, including backdating claims. As noted in the section “Equity Pay Practices” of this Proxy Statement, all equity awards are approved before or on the date of grant, with the process using a predetermined planning price to set the value of awards to be given, instead of setting awards at a specific number of shares, the value of which can vary based on the grant date and the stock price.

•                  The Board has otherwise demonstrated its responsiveness to issues of concern to stockholders and its commitment to being accountable to stockholders. In 2008, the Company amended its by-laws to provide for majority election of directors, which ensures that the results of director elections reflect the will of a majority of the votes cast. At the same time, the Company amended its by-laws to allow stockholders holding at least 25% of the outstanding shares to call special meetings of stockholders, which was also in response to a majority vote on an earlier stockholder proposal. In addition, the Board has implemented other stockholder proposals from time to time without the need for stockholder intervention.

The Company has dedicated the majority of this Proxy Statement to furnishing clear and complete disclosure of executive compensation information. In this year’s disclosure, we again used a two-stage approach, leading with a “primer”— Section I of the CD&A — using plain English to make clear for all readers the policies and practices behind the Company’s programs for senior executive compensation. The Board believes that this high degree of transparency helps ensure that stockholders’ interests are properly served with respect to executive compensation.

Finally, the Company already has a number of channels for stockholders to express their views on matters of concern, including through the use of a dedicated web address, through the stockholder proposal process and at the Company’s annual meeting of stockholders. Stockholders have the ultimate ability to influence actions by the Board by exercising their right to vote for the election of directors, including those who sit on the Committee. For the reasons set forth above, the Board believes that the proposed advisory vote will not enhance director accountability to stockholders.

THEREFORE, THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[E-Mail]

Re:          Voting Your IBM Shares for the 2009 Annual Meeting

Dear IBM Senior Leaders:

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2009 Annual Meeting.  By now, you should each have received a copy of IBM’s 2009 Proxy Statement along with the proxy cards.  If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.

As you know, despite the disruption in the global economy, IBM achieved record revenue, record pre-tax earnings, record earnings per share and record free cash flow in 2008.  It is important that you show your support for the Company and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting against the stockholder proposals, which are proposals #4 (Cumulative Voting), #5 (Executive Compensation and Pension Income) and #6 (Advisory Vote on Executive Compensation).  We believe that a vote against these stockholder proposals is in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  On the other hand, if you hold your shares in street name (e.g., through Smith Barney, Merrill Lynch, Charles Schwab, or another financial institution), the Company cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

In either case, if you have already voted your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow up mailing that includes a proxy voting card. The first follow up mailing is scheduled to occur next week.

Please do not hesitate to call me at 914-499-6118 if you have questions or comments.

Sincerely,

/s/ Andrew Bonzani

Andrew Bonzani
Vice President & Corporate Secretary